Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Packaging Corporation of America:

We consent to the incorporation by reference in the registration statement (Nos. 333-179620, 333-188265, 333-206801, and 333-202723) on Form S-8 of Packaging Corporation of America and registration statement (No. 333-221917) on Form S-3 of Packaging Corporation of America of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Packaging Corporation of America as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Packaging Corporation of America. Our report dated February 28, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states that our audit of internal control over financial reporting of Packaging Corporation of America excluded an evaluation of the internal control over financial reporting of Sacramento Container Corporation, Northern Sheets LLC and Central California Sheets LLC which were acquired in 2017.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2018